Exhibit 99.2

November 4, 2014

Dear Fellow Shareholders:

We are pleased that our online revenues were up 29% in the quarter. Based on our results for the first 9 months combined with our Q4 guidance that we are issuing today, we are revising our 2014 revenue forecast to be between $104 million and $105 million. We are raising our adjusted EBITDA forecast to be between $19 million and $20 million for 2014.

We are encouraged that we saw strength across all geographies and products including a return to modest growth in North American core revenues, which is benefiting from the halo effect of our data business. We believe that core North American online revenues will continue to grow modestly in Q4 2014 and 2015. Overall North American online revenue was up 28% in the quarter.

In regards to the macro IT environment, we are not seeing any meaningful improvement as many of our customers continue to be revenue-challenged and as a result marketing budgets continue to be under pressure. Our growth was driven in large part by the return on the investments we made during the downturn in our direct international operations and our new data subscription product, IT Deal Alert™, which is driving market share gains for us. The marketing budgets cuts last year were primarily implemented in Q3, setting up a favorable comparable this year. Our guidance for Q4 reflects online revenue growth in our target range of 15% to 20%.

Adjusted EBITDA was up 88% to $4.9 million. Adjusted EBITDA margin was 19%. Online gross margin was 75% versus 71% a year ago.

Q3 2014 Results

Our revenue for Q3 grew 20% to $26.4 million, when compared with the same period in 2013. Online revenues for Q3 2014 grew 29% to $24.2 million compared to Q3 2013.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate secondary offering costs and stock-based compensation) for Q3 2014 increased 88% to $4.9 million versus Q3 2013.

Total gross profit margin for Q3 2014 was 74% compared to 70% in Q3 2013. Online gross margin was 75% in the quarter versus 71% a year ago. Events gross margin was 64% this quarter versus 63% a year ago.

IT Deal Alert Update

The success of IT Deal Alert continued in Q3 with revenues of $4.8 million. This is up over 600% from the same period a year ago and up 17% from Q2 2014. We had over 175 active customers in the quarter. Our renewal metrics among our top 100 customers continue to be approximately 75% and our revenue renewal rate continues to be over 200%.

International Update

International online revenues were up 29% in the quarter, with especially good strength coming from APAC, Germany and France. International revenues for the year are up approximately 25% and we are on target to hit our $30 million revenue goal for 2014.

Traffic Update

Organic traffic represented 93% of overall traffic in the quarter. Organic traffic for the year is up in excess of 20% and organic traffic in Q3 grew modestly. We are seeing improved traffic trends as Google continues to modify their algorithm and we optimize our sites to the areas of emphasis from Panda 4.0. This process is consistent with our experience that, over the long run, search engines reward high quality content and we are a beneficiary of that trend.

Share buyback

We bought 311,522 shares at an average price of $8.49 for a total expenditure of approximately $2.6 million during the quarter. We will continue to be opportunistic in regards to buying back shares. As of September 30, 2014, we had $17.4 million available in our existing buyback program.

Balance Sheet

Our cash and investments totaled $42.4 million as of September 30, 2014. We have no bank debt.

New Shelf Registration Filing

In the near future, we plan on filing a shelf registration with the SEC as we used up most of the shares in our previous shelf filing with our secondary offering in May of this year. We expect the filing will be for approximately 3 million primary shares and approximately 11 million secondary shares.

Q4 and Updated 2014 Guidance

We expect overall revenues in Q4 2014 to be between $28.4 million and $29.6 million. We expect online revenues to be between $25.5 million and $26.5 million. We expect event revenues to be between $2.9 and $3.1 million. We expect adjusted EBITDA to be between $6.0 and $7.0 million.

For 2014, we expect overall revenues to be between $104 million and $105 million and adjusted EBITDA to be between $19 million and $20 million.

Summary

We are pleased with our Q3 results and the upward revision to our 2014 plan. We continue to be optimistic about 2015. We look forward to sharing more good results in future quarters.

Sincerely,

Greg Strakosch

CEO

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including particularly continued increased sales of our IT Deal Alert offering and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.